EXHIBIT M(VII) TO FORM N-1A
                                       EXHIBIT 1 UNDER ITEM 601/ REG. S-K

                             SOUTHTRUST VULCAN FUNDS

                            Amendment #1 to EXHIBIT A

                             to 12b-1 Agreement with

                   Federated Securities Corp. ("FSC")


PORTFOLIOS

      FSC will pay Administrator fees for the following portfolios (the "Funds") effective as of the dates set forth below:

      NAME                                            DATE

SouthTrust Income Fund                          September 1, 1995
SouthTrust Alabama Tax-Free Income Fund         August 1, 1999
SouthTrust Growth Fund                          August 1, 1999

ADMINISTRATIVE FEES

1. During the term of this Agreement, FSC will pay Administrator a quarterly fee in respect of each Fund. This fee will be computed at the annual rate of .25% of the average net asset value of Shares held during the quarter in accounts for which the Administrator provides services under this Agreement, so long as the average net asset value of Shares in each Fund during the quarter equals or exceeds such minimum amount as FSC shall from time to time determine and communicate in writing to the Administrator.

2. For the quarterly period in which the Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the quarter.